March 21, 2014

Charles Tribie
5151 Edloe Street, Apt. 5101
Houston, Texas 77005

Dear Charles:

Apollo Endosurgery, Inc. (“Apollo” or the “Company”) is extremely pleased to provide an offer of employment with our company in the position of Executive Vice President of Operations. This offer letter supersedes all other communications verbal or written. We expect that your employment as a full-time employee with the Company will start on or about April 15, 2014, subject to your approval of the terms hereof.
As an Executive Vice President of Operations, you will report to Apollo’s Chief Executive Officer and you shall have duties and authority as are customarily performed by an Executive Vice President of Operations of a company similar in size and business as Apollo Endosurgery. You will be responsible for working in adherence to Apollo’s quality systems including completing new hire training within 90 days of employment and additional training within the timelines and standards of Apollo’s training policies. Your responsibilities may be adjusted by your supervisor from time to time.
As a full-time Apollo employee, you will receive the following:

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Salary: Upon employment, you will receive a starting salary of $11,875.00 per pay period (before applicable withholding and taxes) as your base salary to be paid on the Company’s regular paydays on a semi-monthly basis.

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Annual Bonus: You will be eligible to receive an annual target bonus of up to 35% of your then current base salary, payable in accordance with the Company’s standard policies and practices. Your first-year bonus will be prorated for partial year employment. In addition, you will be eligible for an accelerated bonus of up to a maximum of 70% of your base salary for exceeding corporate objectives as approved by the Board of Directors during the calendar years 2014, 2015 and 2016. Your annual bonus will be based upon mutually agreed upon milestones and other relevant criteria; however, the decision of whether or not such criteria have been achieved will be at the sole discretion of management. Please note that the determination to pay annual bonuses each year is solely within the discretion of the Board of Directors of the Company.

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Relocation and Temporary Living Expense: Your position is based in Austin, Texas, and by accepting this offer, you agree to relocate your primary residence to Austin.  The Company will pay for reasonable and customary moving expenses for your household items to be relocated to Austin, Texas up to $25,000 for your household goods in Houston, Texas and one additional residence.  Apollo has a relocation provider of choice and you may use Apollo’s relocation provider or another moving company with a written quote approved by human resources.  In addition, you will receive an additional amount of $3,500 per month for up to 6 months, net of applicable taxes and withholdings, for you to use for temporary living in Austin, Texas and expenses related to your current lease in Houston, Texas.  Receipts will need to be submitted to HR for reimbursement of temporary housing. Applicable taxes and withholdings will apply for all relocation payments as required by the Internal Revenue Service.

In the event you voluntarily terminate your employment with the Company within the first six months, 100% of the total relocation amount is due back to the Company.  In the event you voluntarily terminate employment with the Company within the first twelve months, the relocation payment due back to the Company will be prorated based on the number of full months employed.

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Employment Stock Options: You will be granted an Incentive Stock Option to purchase 974,000 shares of Company Common Stock, subject to Board of Director approval. The granting of these options will be governed by the Company's --2006 Stock Option Plan and an option agreement, which the Company will provide you upon request or when you receive your grant. These documents will govern and control your options and any stock issued upon exercise of your options. You should look to these documents for a complete description of the option’s terms, but, to summarize, the exercise price of your options will be equal to the fair market value per share of Company’s Common Stock on the date of grant, as determined by Company’s Board of Directors, and your options, after the initial vesting of 25% of the shares subject to the option at the one year anniversary of the date of your employment, will vest thereafter in equal monthly installments over thirty-six

(36) months, based on continued employment.

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Vacation: You will be eligible for the Company’s vacation plan which provides that you accumulate 10 hours of vacation day per month, prorated during your first calendar year of employment. Per the company’s policies, you will be entitled to ten (10) days of sick time per calendar year, which will not carry over to the next calendar year, prorated based on date of hire.

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Health Care Plan and Other Benefits. You will be entitled to participate in the Company’s health care plan and all of the other Company standard benefits on the first of the month following your start date.

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Travel and Other Expenses: You will be entitled to reimbursement by the Company for all reasonable travel, lodging, and other expenses actually incurred in connection with the performance of your duties, against receipts or other appropriate written evidence of such expenditures as required by the appropriate United States Internal Revenue Service regulations and our Company’s standard policies and practices.

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Severance: In no way limiting Apollo Endosurgery’s policy of at-will employment (as described below), if your employment is terminated by Apollo Endosurgery other than for Cause, and other than as a result of your death or disability, and in either case such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), a “Separation from Service”), subject to your obligations set forth below, Apollo Endosurgery will provide you a one (1) month notice period and an amount equal to six (6) months of your then-current salary payable over such 6-month period immediately following the Separation from Service, on the schedule described below (the “Salary Continuation”). The Salary Continuation described above will be conditional upon (a) your compliance with your continuing obligations to the Company under your signed and Invention, Confidential Information and Non-Competition Agreement; (b) your resignation from all positions you hold with the Company; and (c) your delivering to the Company an effective, general release of claims in favor of the Company in a form acceptable to the Company within 30 days following your Separation from Service. The Salary Continuation will be paid in equal installments on the Company’s regular payroll schedule and will be subject to applicable tax withholdings over the period outlined above following the date of your Separation from Service; provided, however, that no payments will be made prior to the 30th day following your Separation from Service. On the 30th day following your Separation from Service, the Company will pay you in a lump sum the Salary Continuation that you would have received on or prior to such date under the original schedule but for the delay while waiting for the 30th day in compliance with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and the effectiveness of the release, with the balance of the Salary Continuation being paid as originally scheduled.“Cause” for termination of your employment will exist if, in the reasonable good faith determination of Apollo Endosurgery, you have engaged in one of the following examples of misconduct: (i) final, non-appealable conviction of any felony crime involving moral turpitude or dishonesty; (ii) participated in a fraud or act of dishonesty which materially harms Apollo Endosurgery; (iii) willfully and materially and repeatedly breached your duties and have not cured or remedied such breach within thirty (30) days after written notice from Apollo Endosurgery of such breach; (iv) materially breached any written agreement between you and Apollo Endosurgery, including this letter agreement or the Invention, Confidential Information and Non-Competition Agreement, and have not cured or remedied such breach within thirty (30) days after written notice from the company of such breach.

It is intended that all of the benefits and payments under this letter satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulations 1.409A‑1(b)(4), 1.409A‑1(b)(5) and 1.409A‑1(b)(9), and this letter will be construed to the greatest extent possible as consistent with those provisions. If not so exempt, this letter (and any definitions hereunder) will be construed in a manner that complies with Section 409A, and incorporates by reference all required definitions and payment terms. For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A‑2(b)(2)(iii)), your right to receive any installment payments under this letter (whether severance payments, reimbursements or otherwise) will be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder will at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this letter, if you are deemed by Apollo Endosurgery at the time of your Separation from Service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the company are deemed to be “deferred compensation”, then if delayed commencement of any portion of such payments is required to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, the timing of the payments upon a Separation from Service will be delayed as follows: on the earlier to occur of (i) the date that is six months and one day after the effective date of your Separation from Service, and (ii) the date of the your death (such earlier date, the “Delayed Initial Payment Date”), the Company will (A) pay to you a lump sum amount equal to the sum of the payments upon Separation from Service that you would otherwise have received through the Delayed Initial Payment Date if the commencement of the payments had not been delayed pursuant to this paragraph, and (B) commence paying the balance of the payments in accordance with the applicable payment schedules set forth above. The Company will indemnify and hold you harmless against any penalties or other amounts assessed on you as a result of the Company structuring payments under this letter in violation of Code Section 409A.
The Company requires all job candidates to undergo screening for the presence of illegal drugs as a condition for employment. Any candidate with positive test results will be denied employment at that time. In the event that employment commences prior to the Company receiving the drug test results, it is the understanding of the employee and the Company that the employee will be immediately discharged in the event of a positive result. In addition, the Company requires all candidates to complete a standard criminal background check as a condition of employment.

You will be required to execute the Company’s standard Invention, Confidential Information and Non-Competition Agreement.

For purposes of federal immigration laws, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States.  Such documentation must be provided within 3 business days of the effective date of your employment, or your employment relationship with the Company will be terminated.

Your employment relationship with Apollo will be what is called “at will.” That is, even after accepting this employment offer, you will have the right to quit at any time, and the Company will have the right to end your employment relationship with the Company for any reason, with or without cause, or for no reason. Of course we hope everything works out for the best, but the Company wants to make sure that you understand that nothing in this letter or in any Company policy or statement (including any other written or verbal statements made to you during negotiations about working at Apollo) is intended to or does create anything but an at will employment relationship. Only the Company’s Board of Directors may modify your at-will employment status, or guarantee that you will be employed for a specific period of time. Such modification must be in writing, approved by the Board of Directors, and signed by an authorized Company representative.

You agree that you will not use in the performance of your duties, nor disclose to any Apollo employee, any confidential information or trade secrets of any former employer or other person which would violate your legal obligations to those parties. Performance of your duties at Apollo will only require information and knowledge which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by Apollo.

The terms and conditions of the offer reflected will remain open until the earlier of the execution of this letter and the Invention, Confidential Information and Non-Competition Agreement or until the close of business on March 26, 2014 unless revoked before then by the Company. Upon execution, this letter, together with the Invention, Confidential Information and Non-Competition Agreement, contains the entire agreement among the parties relating to your proposed employment with the Company and supersedes any previous agreements, including consulting agreements, communications or offers of any kind, written or verbal, between the parties.

We are excited about you joining the Apollo team. We believe that you can make a significant contribution to the success of the Company and are eager to have you join us and help us revolutionize surgery.
Sincerely,

/s/ Mary League

Mary League
Director of Human Resources

Accepted and agreed:

Charles Tribie
Employee Name - printed

/s/Charles Tribie
Employee Name - signature

Date:     March 25, 2014